Exhibit 99.1

XOMA Reports Second Quarter 2023 Financial Results and Provides Update on its Royalty Monetization Strategy

Completed two royalty acquisitions in the first half of 2023 adding one cash flow generating asset, one NDA-ready asset, and a Phase 2 asset

Two portfolio assets are now generating cash flows from commercial sales

Company expects at least one partner to file a New Drug Application in third quarter of 2023

EMERYVILLE, Calif. – August 8, 2023 (GLOBE NEWSWIRE) – XOMA Corporation (NASDAQ: XOMA), the biotech royalty aggregator, reported its second quarter 2023 financial results and highlighted recent operational achievements as XOMA accelerates its differentiated biotech royalty and milestone acquisition strategy.

“XOMA is increasingly being recognized for enabling innovative biotech companies to unlock value in the face of a challenging financing environment. To date, the team has added three new assets to XOMA’s royalty and milestone portfolio to complement the growing cash flows generated by VABYSMO® (faricimab),” stated Owen Hughes, Executive Chairman of XOMA. “And over the ensuing quarters, the potential approval of arimoclomol, a first-in-class molecule for Niemann-Pick Disease Type C (NPC) and tovorafenib for relapsed or progressive pediatric low-grade glioma, as well as the expansion of IXINITY’s label into the pediatric population with Hemophilia B, should address critical unmet needs for patients and drive increasing cash flows for XOMA shareholders.”

“We see a great opportunity to continue expanding XOMA’s portfolio and building shareholder value, as the biotech industry’s desire for non-dilutive capital is greater than ever. Our team has been sourcing and reviewing more royalty and milestone acquisition opportunities than ever,” said Brad Sitko, Chief Investment Officer of XOMA. “We are acting quickly on these opportunities to continue building XOMA’s portfolio with value-creating acquisitions.”

Second Quarter 2023 Financial Results

XOMA recorded total revenues of $1.7 million for the second quarter of 2023 and $1.0 million for the second quarter of 2022. The increase for the three months ended June 30, 2023, as compared to the same period in 2022, was primarily due to $1.1 million of milestones earned during the quarter pursuant to the license agreement with Janssen.

Research and development (“R&D”) expenses were $39,000 and $40,000, respectively, for the second quarters of 2023 and 2022.

General and administrative (“G&A”) expenses were $5.8 million and $5.7 million, respectively, for the second quarters of 2023 and 2022. The second quarter of 2023 included an increase of $1.3 million in stock-based compensation expense and was offset by a decrease of $1.1 million in legal and consulting costs.

As a result of the announcement by Bioasis to suspend its operations and the termination of Bioasis’ research collaboration and license agreement with Chiesi, XOMA recorded a one-time, non-cash impairment charge of $1.6 million and a reduction of $1.6 million under long-term royalty receivables in the second quarter of 2023.

In the second quarter of 2023, G&A expenses included $2.2 million in non-cash stock-based compensation expense, as compared with $0.8 million in non-cash stock-based compensation expense in the second quarter of 2022. XOMA’s net cash used in operations in the second quarter of 2023 was $7.2 million, which included a one-time arbitration settlement cost of $4.1 million, as compared with $4.3 million during the second quarter of 2022.

Other income, net was $0.6 million for the second quarter of 2023, compared to other income, net of $0.1 million in the corresponding quarter of 2022. The $0.5 million difference primarily is due to an increase of $0.4 million in investment income combined with the change in fair value of $75,000 for the contingent consideration related to Bioasis.

Net loss for the second quarter of 2023 was $5.4 million, compared to net loss of $4.7 million for the second quarter of 2022.

On June 30, 2023, XOMA had cash and cash equivalents of $31.4 million. On July 17, 2023, the Company paid cash dividends on the 8.625% Series A Cumulative Perpetual Preferred Stock (Nasdaq: XOMAP) equal to $0.53906 per share and cash dividends on the 8.375% Series B Cumulative Perpetual Preferred Stock (Nasdaq: XOMAO) equal to $0.52344 per depositary share. The Company ended December 31, 2022, with cash and cash equivalents of $57.8 million. Due to recent communications from several partners related to delays in achieving specific milestones that are associated with payments to XOMA, the Company currently anticipates lower cash receipts from milestone payments in 2023 than previously expected. Based upon the cash flows XOMA expects to receive from VABYSMO and IXINITY sales in addition to its current cash position, the Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial and milestone payments to XOMA, the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, XOMA’s business forecast, the potential expansion and accelerated growth of XOMA’s portfolio, and the potential for this portfolio to generate sustained cash flows and positive returns over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them; and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio, except VABYSMO® (faricimab-svoa) and IXINITY® [coagulation factor IX (recombinant)], are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Revenue from contracts with customers	$1,125	$525	$1,125	$3,275
Revenue recognized under units-of-revenue method	533	458	970	815

Total revenues	1,658	983	2,095	4,090

Operating expenses:
Research and development	39	40	93	96
General and administrative	5,777	5,710	11,973	10,826
Royalty purchase agreement asset impairment	1,575	—	1,575	—
Arbitration settlement costs	—	—	4,132	—
Amortization of intangible assets	224	—	449	—

Total operating expenses	7,615	5,750	18,222	10,922

Loss from operations	(5,957)	(4,767)	(16,127)	(6,832)
Other income (expense), net:
Other income (expense), net	557	97	914	(118)

Net loss and comprehensive loss	$(5,400)	$(4,670)	$(15,213)	$(6,950)
Less: accumulated dividends on Series A and Series B preferred stock	(1,368)	(1,368)	(2,736)	(2,736)

Net loss and comprehensive loss attributable to common stockholders, basic and diluted	$(6,768)	$(6,038)	$(17,949)	$(9,686)

Basic and diluted net loss per share attributable to common stockholders	$(0.59)	$(0.53)	$(1.57)	$(0.85)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	11,466	11,421	11,463	11,376

XOMA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$31,445	$57,826
Short-term equity securities	320	335
Trade and other receivables, net	901	1
Short-term royalty and commercial payment receivables	4,958	2,366
Prepaid expenses and other current assets	799	725

Total current assets	38,423	61,253
Property and equipment, net	5	7
Operating lease right-of-use assets	17	29
Long-term royalty and commercial payment receivables	72,232	63,683
Intangible assets, net	14,701	15,150
Other assets - long term	283	260

Total assets	$125,661	$140,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$740	$524
Accrued and other liabilities	1,933	2,918
Contingent consideration under RPAs, AAAs and CPPAs	1,000	75
Operating lease liabilities	17	34
Unearned revenue recognized under units-of-revenue method	2,029	1,899
Preferred stock dividend accrual	1,368	1,368

Total current liabilities	7,087	6,818
Unearned revenue recognized under units-of-revenue method – long-term	8,450	9,550

Total liabilities	15,537	16,368

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at June 30, 2023 and December 31, 2022	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Convertible preferred stock, 5,003 issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,472,808 and 11,454,025 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	86	86
Additional paid-in capital	1,307,594	1,306,271
Accumulated deficit	(1,197,605)	(1,182,392)

Total stockholders’ equity	110,124	124,014

Total liabilities and stockholders’ equity	$125,661	$140,382

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(15,213)	$(6,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	3,733	1,815
Royalty purchase agreement asset impairment	1,575	—
Change in fair value of contingent consideration under RPAs, AAAs, and CPPAs	(75)	—
Common stock contribution to 401(k)	123	85
Amortization of intangible assets	449	—
Depreciation	2	3
Non-cash lease expense	97	84
Change in fair value of equity securities	15	251
Changes in assets and liabilities:
Trade and other receivables, net	(900)	204
Prepaid expenses and other assets	(97)	(398)
Accounts payable and accrued liabilities	(769)	582
Income taxes payable	—	(91)
Operating lease liabilities	(102)	(96)
Unearned revenue recognized under units-of-revenue method	(970)	(815)

Net cash used in operating activities	(12,132)	(5,326)

Cash flows from investing activities:
Payments of consideration under RPAs, AAAs and CPPAs	(14,650)	(5,000)
Receipts under RPAs, AAAs and CPPAs	2,934	—

Net cash used in investing activities	(11,716)	(5,000)

Cash flows from financing activities:
Payment of preferred stock dividends	(2,736)	(2,736)
Proceeds from exercise of options and other share-based compensation	208	1,905
Taxes paid related to net share settlement of equity awards	(5)	(1,038)

Net cash used in financing activities	(2,533)	(1,869)

Net decrease in cash, cash equivalents and restricted cash	(26,381)	(12,195)
Cash, cash equivalents and restricted cash at the beginning of the period	57,826	95,377

Cash, cash equivalents and restricted cash at the end of the period	$31,445	$83,182

Supplemental Cash Flow Information:
Cash paid for taxes	$—	$95
Right-of-use assets obtained in exchange for operating lease liabilities	$85	$—
Non-cash investing and financing activities:
Preferred stock dividend accrual	$1,368	$1,368
Estimated fair value of contingent consideration under the LadRx Agreements	$1000	$—

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XOMA Investor Contact	XOMA Media Contact
Juliane Snowden	Kathy Vincent
XOMA Corporation	KV Consulting & Management
+1 646-438-9754	+1 310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com